Exhibit 99.1

NET1 ANNOUNCES RESIGNATION OF BRAIT-DESIGNATED DIRECTOR CHAD LEONARD SMART

Johannesburg, South Africa, October 10, 2006 – Net 1 UEPS Technologies, Inc. (NASDAQ: UEPS) (“Net1” or the “Company”) today announced that Chad Leonard Smart, one of the directors designated by Brait S.A. and its affiliates (“Brait”), resigned from its Board of Directors (“Board”) on October 6, 2006. Mr. Smart served on the Net1 Board for two years.

Brait has agreed to reduce the number of directors it may designate to the Board from three to two as a result of the reduction in its shareholding in Net1 over the past year. Antony Ball, Chief Executive Officer of Brait S.A., and Alasdair Pein, Portfolio Manager at the Brenthurst Group, continue to serve as designees of Brait on the Board. The other Net1 directors are Dr. Serge Belamant, chairman and chief executive officer; Herman Kotzé, chief financial officer; Christopher Seabrooke, chief executive officer of Sabvest Limited; Paul Edwards, executive chairman of Merryn Capital, and Florian Wendelstadt, Managing Director of General Atlantic LLC.

About Net1 (www.net1ueps.com)

Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. The Company believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, the Company has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net1’s system can enter into transactions at any time with other card holders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net1’s system can be used for banking, health care management, international money transfers, voting and identification.

Net1’s recently acquired subsidiary, Prism, is a company focused on the development and provision of secure transaction technology, solutions and services. Prism’s core competencies around secure online transaction processing, cryptography and integrated circuit card (chip/smart card) technologies are principally applied to electronic commerce transactions in the telecommunications, banking, retail, petroleum and utilities market sectors. These technologies form the cornerstones of the “trusted transactions” environment and provide us with the building blocks for developing secure end-to-end payment solutions.

Contact:

Net 1 UEPS Technologies, Inc.
William Espley

Net1 Investor Relations
(604) 484-8750 or Toll Free: 1-866-412-NET1 (6381)
www.net1ueps.com